Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Banc of California, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share (“Common Stock”)	Other	7,210,695(2)	12.13	87,465,730.40(3)	0.00014760	$12,909.95
	Total Offering Amounts				$87,465,730.40		$12,909.95
	Total Fee Offsets						$0
	Net Fee Due						$12,909.95

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of  Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock

(2)
Represents (i) 6,300,000 shares of Common Stock, issuable pursuant to awards that may be granted under the A&R 2018 Plan, and (ii) 910,695 shares of Common Stock which may be issuable pursuant to awards that were outstanding under the PacWest Stock Plan at the Effective Time and that were assumed by Banc of California at the Effective Time, in accordance with, and subject to the terms and conditions of, an exception under Section 303A.08 of the NYSE Listed Company Manual.

(3)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on November 27, 2023.